Columbia Municipal Money Market Fund


77D Policies with respect to security investments
Effective May 12, 2004, the following language is added to the section "Miscellaneous Investment Practices" in Part II of the Statement of Additional
Information:

Swap Agreements (Swaps, Caps, Collars and Floors)
The Funds may enter into interest rate swaps, currency swaps, and other types of swap agreements such as caps, collars, and floors. In a typical interest rate swap, one party agrees to make regular payments equal to a floating interest rate times a "notional principal amount," in return for payments equal to a fixed rate times the same amount, for a specified period of time. If a swap agreement provides for payments in different currencies, the parties might agree to exchange notional principal amount as well. Swaps may also depend on other prices or rates, such as the value of an index or mortgage prepayment rates.

In a typical cap or floor agreement, one party agrees to make payments only under specified circumstances, usually in return for payment of a fee by the other party. For example, the buyer of an interest rate cap obtains the right to receive payments to the extent that a specified interest rate exceeds an agreed upon level, while the seller of an interest rate floor is obligated to make payments to the extent that a specified interest rate falls below an agreed upon level. An interest rate collar combines elements of buying a cap and selling a floor.

Swap agreements will tend to shift a Fund's investment exposure from one type of investment to another. For example, if a Fund agreed to exchange payments in dollars for payments in foreign currency, the swap agreement would tend to decrease the Fund's exposure to U.S. interest rates and increase its exposure to foreign currency and interest rates. Caps and floors have an effect similar to buying or writing options. Depending on how they are used, swap agreements may increase or decrease the overall volatility of a Fund's investments and its share price and yield.

Swap agreements are sophisticated hedging instruments that typically involve a small investment of cash relative to the magnitude of risks assumed. As a result, swaps can be highly volatile and may have a considerable impact on the Funds' performance. Swap agreements are subject to risks related to the counterparty's ability to perform, and may decline in value if the counterparty's creditworthiness deteriorates. The Funds may also suffer losses if they are unable to terminate outstanding swap agreements or reduce their exposure through offsetting transactions.


77E Legal Proceedings
Recently, the Fund has been named as a nominal defendant in several derivative actions under Sections 34(b), 36(b) and 48(a) of the Investment Company Act of 1940, as amended, alleging, among other things, that the fees and expenses paid by the Fund are excessive. Cohen v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 2, 2004; Osburn v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 10, 2004; Slicker v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 11, 2004; and Simmonds v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on September 8, 2004. The Fund and the other defendants to these actions, including Columbia Management Advisors, Inc. ("CMA") and various of its affiliates, certain other mutual funds advised by CMA and its affiliates, and various directors of the Fund and such funds, have denied these allegations and are contesting the plaintiffs' claims.

Additionally, various civil individual, class and derivative actions have been filed in regard to certain market timing allegations. As of August 31, 2004, we have received the following complaints.

(1) George Slaybe et al, Plaintiffs, v. Columbia Management Advisors, Inc., Defendant United States District Court District of Massachusetts
         Case # 04 10534 PBS

(2) David Armetta derivatively on behalf of the Columbia Common Stock Fund, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10555 MLW

(3) Edward I. Segel and Iris Segel derivatively on behalf of Columbia Acorn Fund, Columbia Acorn Trust and the Columbia Funds, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10567MEL

(4) Catherine Dukes, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10315-PBS

(5) AB Medical Equipment Corp., Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10355PBS

(6) Karen M. McKenna, Individually and on Behalf of All Others Similarly Situated, Plaintiff, v. Columbia Funds, et al..

         United States District Court
         Southern District of New York
         Case # 04 CV 1576

(7) Lawrence S. Wick, as custodian for Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick, and Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick individually and on behalf of others similarly situated, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10408HEL


(8) Steven B. Ehrlich, Custodian for Cory Ryan Ehrlich UTMA/Florida, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10405 PBS


(9) Harold Beardsley, et al on behalf of Columbia Disciplined Value Fund (the "Columbia Funds") v. FleetBoston Financial Corporation, et al

         United States District Court
         District of Massachusetts
         Case # 04 10978 PBS

77I Terms of New or Amended Securities
Effective July 1, 2004, Exchanges for Clients of Affiliates of Investment Advisor are no longer available.